UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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PRIDE INTERNATIONAL, INC.

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Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

PRIDE
Moderator: Louis Raspino
February 7, 2011
10:30 am CT
Operator: Good day, ladies and gentlemen, and welcome to the Employees conference call. Today’s conference is being recorded.
At this time, I would like to turn the conference over to Mr. Louis Raspino; please go ahead, sir.
Louis Raspino: Thank you, Janine and good morning everyone. Thank you for taking the time on such short notice to call into this very important call in the history of Pride.
You probably have seen by now our press release where we announced the very next significant step in Pride’s strategic transformation. If you’ve seen a press release and any other employee information was sent out with this announcement you’ll know that starting today and until this transaction is closed we’ll be posting details of what’s going on the Pride platform. So I encourage you to stay abreast of all the details that’s made available.
You know we’ve always been very clear in stating our commitment to growing Pride’s strategic position and increasing our critical mass while also preserving our core values including our focus on safety, on ethics, on in being an employer of choice.
Today, we accomplish those objectives by agreeing to combine with Ensco to form the offshore driller of choice in our industry. I just got off a call with several hundred investors in both Pride and Ensco and I wanted to review with all of you the comments I went over with that group and for those who listened to that call I apologize for being a little redundant here.

Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

But when I wrote these comments I wrote them with two audiences in mind, one were our investors and the other of course are our employees. So if you bear with me I’ll try to give you an idea of why we think this combination is so important and so beneficial to not only the stockholders but to most of the employees in Pride.
Quite frankly the industrial logic of this combination is compelling. You know on conference calls in the past if you’ve listened and at conferences and at employee meetings, at town hall meetings you know I’ve discussed the value of scope and critical mass in the offshore drilling industry and if you’ve heard me give speeches at all since Macondo you know I’ve especially emphasized the importance of scope and critical mass in the offshore industry post-Macondo.
And the combination of Ensco and Pride is going to come with significant critical mass. The combined companies going to be the world’s second largest fleet of offshore rigs. It’s going to be the world’s second largest fleet of dynamically positioned deep and ultra deep water rigs. Which will also be the second youngest fleet of DP, deep and ultra deep water rigs in the, in the industry.
The combined company will operate the industry’s largest active fleet of jack ups and all the jack ups are independent leg design. And a number equipped with high specification features that are increasingly preferred by demanding clients today.
The company’s combined value is going to total approximately 16 billion dollars and its revenue backlog is going to total approximately 10 billion dollars. And the combined company’s going to be among the most geographically diverse drillers in the industry with current operations and drilling contracts spanning more than 25 countries and 6 continents and participating in nearly every major deep and shallow water basin around the world.
The companies will have the second largest number of current customers of any offshore driller and will benefit from significantly enhanced diversification as our two companies have minimal

Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

overlap. You know it’s almost that you know our customers are not there’s and their customers are not ours and out operating areas are not theirs and their operating areas are not ours, there’s some overlap in the Gulf of Mexico but that was one of the most strategic benefits is becoming a company that truly has worldwide broad scope.
In the combined company we’ll have a strong balance sheet and (their) large backlog and investment grade debt rating is going to allow the combined company even more opportunities to continue growing in both deep water and in high specification jack up segments. Ensco is focused on both deep water and high specification jack ups and it’ll also allow the opportunity to continue to high grade the combined fleet in the years to come.
One of the most important things about this combination and (one of our) most important reasons that we were attracted to it in addition to all of the strategic rational I just went over is our companies truly share the same core values. I’ve gotten to know the CEO very, very well and members of his management team and our management team has been you know in meetings with their management team and we all share the same feeling that Ensco really does share our same core values and they have a long operating history that demonstrates their long dedication to safety, to operational excellence, to employee development, to customer satisfaction, they get very high customer approval ratings as do we and to business ethics. And this cultural overlap between two companies is absolutely critical to the success of any business combination.
I told investors today that as CEO of a publicly traded company one doesn’t really get an opportunity like this too often to participate in a transaction that has such compelling value for so many constituents. I mean from the perspective of our shareholders the transactions going to provide a substantial premium of 21 percent to Friday’s market price and a combination of cash and stock. The cash portions going to provide some guaranteed value and the stock portion is going to provide significant ongoing interest for those of you (who own) Pride stock and a world class offshore driller that will then have significant growth potential.

Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

If you own stock in Pride, you’ll note that when it changed to Ensco stock you’re going to be receiving a regular dividend also. And we expect the company’s investor base to expand around the globe because this company’s going to have the size, the financial strength and the geographic spread to really attract worldwide investors.
Importantly we quite frankly believe that the two companies together are going to be worth more on a earnings multiple basis than either one of us are worth in individually. So the synergies will work in such a way that we think value will be created here long term.
And all of our investors are going to benefit from the fact that the combined company’s a strong investment grade company and it will be a significantly enhanced diversification of all of our investors across markets, across rig types and across customers. Our customers are going to benefit from access to a truly diverse asset base in an industry leading company that will continue to be known for its operational excellence, its safety, its financial strength and its customer satisfaction.
We all know that all of these factors are going to be important in addressing the expanding and more challenging needs of all of our customers and the combined customer base is going to be composed of national oil companies, integrated all companies and independent exploration and production companies that as I mentioned span 25 countries and 6 continents.
Now for all employees in Pride, I’m very excited about the opportunities this combination should create for employees of Pride to work for such a first class industry leading, multi-national combined organization. With a much larger fleet than we have, the combined fleets (are) going to be much larger, of high specification assets.

Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

And the combination should provide most of our employees with expanded opportunities for job growth, training and career development. So I close this morning by, to investors by saying that the combination of Pride and Ensco will be a leader in the offshore drilling industry with a highly respected management team, a highly respected board and fleet of advanced, efficient new generation rigs to address the needs of an expanded base of clients and expanded geographic locations while offering even more opportunities for our employees and doing all of this in a safe and ethical manner and with the highest (detention) operational excellence and customer satisfaction.
So to me the management team and the board of Pride, the logic of this transaction was compelling. We definitely concluded that the whole is greater than the sum of the parts. If you’ve been here for a while you know that it’s not long ago when Pride was a company with a disparate asset base and not a very clear strategic direction. But over a period of 5 years and following large divestments of non-core assets and significant investments in expansion of our deep water fleet not just (in new builds) but the buyout of our joint ventures in Angola and in Brazil.
After all of that we emerged as a new company and I’m proud to have been a part of what we have called an extreme corporate makeover and I want to especially thank all of you on this call, all of our employees, all of our management team for the role that you’ve all played in this tremendous success.
We now should be most excited for what the future holds for the combined company of Pride and Ensco. We believe this combination is going to provide the global investment community with the premium investment of choice in the offshore drilling space, it’s going to provide our clients with the premium driller of choice worldwide, it’s going to provide our employees with the premium employer of choice. All creating what Ensco is calling the offshore driller of the future.

Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

Now I wanted to just state that I know I’ve been through transactions like this twice in my career and I know that right about now everybody’s kind of stepping back and listening to what I’m saying about the strategic rational of doing this and saying that all sounds good but what about me? What about me? I understand that everybody’s minds going in that direction and I know you’re going to have questions that we can’t answer at this time about how this impacts you or your position, or your career or your opportunities at Pride.
I’ll tell you that the vast majority of employees will not be materially affected by this strategic combination in fact over time as more rigs are delivered and new construction projects commence for recently ordered rigs more positions are going to be created within our company. And you should know that both Pride and Ensco believe that our people are our greatest asset and you can expect to see further investment in initiatives that will support the retention and development of employees.
Now once finalized this new company’s going to be twice as large as either of our, either of these companies are individually with further strategic commitment to identify growth opportunities. So employees will have more career opportunities to support an even larger organization with more advanced drilling technologies and new geographies.
Now interesting Ensco is indicating to their employees as I speak, that they’re going as part of this transaction they’ve agreed they’re going to move their principal U.S. office which is currently in Dallas they’re going to move it to Houston. So we expect that many of our Houston base employees will be asked to remain with the company. However in a combination like this there will be an overlap of personnel in certain positions and the combined company will be evaluating all positions and employees who could be affected, we will communicate this with any employees to be impacted as soon as possible.

Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

You should know that a transaction like this can easily take anywhere from you know 4, 5 or 6 months to close, so I just wanted to make sure you understood that. You know we don’t anticipate any changes in personnel until at least after closing and probably following a transition after that and believe at the rig level it’ll be very little changes if any at all. Again we’re going to provide regular updates to you as we move forward, these updates are going to be posted on the Pride platform.
One thing I really need to point out is that during this period between signing of the transaction as we did last night and closing which will culminate in approval of our shareholders and Ensco’s shareholders following approval by all the regulatory bodies that need to approve. You know until then both Pride and Ensco must operate as two independent company’s since no changes are going to be implemented until the transaction is completed. So everyone should know that for now until this transaction is closed it’s business as usual.
We all have some very important responsibilities and these should continue to get your full attention. In the meantime we look to Pride employees to continue to focus every day on our core values of safety, ethical behavior, operational excellence, employee development and customer satisfaction. Finally please do not contact employees at Ensco unless directed to do so by your supervisor.
So in closing I just want to say that this step really presents a greater opportunity for you and for our company to grow. The work we’ve done together over the last several years to transition Pride is truly being recognized by this combination of Pride and Ensco. Our industry has changed a great deal over the last several years where we’ve all worked together to continue to achieve our vision of being the best. There are many new challenges ahead of us and new frontiers to explore for the combined company you will continue to be key to its success.

Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

Now that’s the end of my prepared comments, I wanted to get everyone in the company as rapidly as possible and with worldwide operations and everybody in different time zones it’s hard to do that. I appreciate everyone that’s dialed in I believe this call is going to be recorded as well as the investor call that we had today for people to live in, I mean to listen to in different parts of the world at different times.
But until then, I’ll be you know trying to see as many people as I can and talking to as many people as I can and we’ll be introducing Ensco management to you around the world. You know they like us since this transaction is traumatic to their organization maybe even more so to their organization as they’ve agreed to shut down their headquarters in Dallas and move here to Houston.
So they made that decision because they thought it was in the best interest of the combined company to have its headquarters located in Houston nearer to where the customers are and nearer to where the rest of the industry is.
So I just wanted to stop one more time and say thank you very much to all of you for all the work you’ve done in turning Pride into what is truly the best offshore drilling company. And I ask that everyone see this as an indication of our success in doing that. We’ve created a company that’s quite frankly attract a lot of interest and the combination that we’ve looked at here is one that we’ve worked on for months and I’ve got to tell you it’s a absolutely, positively outstanding combination of two really, really well regarded companies in our industry.
And I think you’re going to be proud of what we, what we’ve created here. So thank you for all your help and I’ll ask you to please make sure you get back to business as usual for now.
Thank you.
Operator: This does conclude today’s conference, thank you for your participation, you may now disconnect.

Pride
Moderator: Louis Raspino
02-07-11/10:30 am CT
Confirmation # 2050353

END
Additional Information
In connection with the proposed transaction, Ensco will file a registration statement including a joint proxy statement/prospectus of Ensco and Pride with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND PRIDE ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Pride with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, telephone 214-397-3015, or Investor Relations, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400. Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Pride with the SEC will be available free of charge on Pride’s website at www.prideinternational.com under the tab “Investor Relations”. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco’s proxy statement relating to its 2010 General Meeting of Shareholders and Pride’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010 and April 5, 2010, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.